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                                                            EXHIBIT 99.1

   [AAMES FINANCIAL CORPORATION Letterhead]


                                         Contact: James Huston
                                                  Investor Relations Department
                                                  Aames Financial Corporation
                                                  (323) 210-5311


FOR IMMEDIATE RELEASE


       AAMES FINANCIAL CORPORATION ANNOUNCES $471.0 MILLION SECURITIZATION
              SELLS SERVICING RIGHTS AND RESIDUAL INTEREST FOR CASH
                           RENEWS REPURCHASE FACILITY



         LOS ANGELES, CALIFORNIA, DECEMBER 19, 2000 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, announced the securitization of a pool of $471.0 million of home equity mortgage loans owned by its wholly owned subsidiary, Aames Capital Corporation. Morgan Stanley Dean Witter, Countrywide Securities Corporation, Greenwich Capital Markets, Inc. and Lehman Brothers served as underwriters for the transaction. The securitization transaction included the sale of the right to service the loans in the securitization as well as the sale of the residual interest in the trust created by the securitization for cash to third parties.

         The $471.0 million securitization consists of approximately $146.0 million of fixed rate and $325.0 million of adjustable rate mortgage loans. The mortgage pass-through certificates issued represent ownership interests in home equity mortgage loans on one- to four-family residential properties located throughout the United States. The certificates are insured by Financial Security Assurance, Inc. and are rated "AAA" by Standard & Poor's, "AAA" by Fitch and "Aaa" by Moody's.

         The Company sold, in exchange for cash, the right to service the mortgage loans in the pool to an unaffiliated third party. The Company also sold for cash its residual interest in the trust created by the securitization transaction to Capital Z Investments, an affiliate of the Company's largest stockholder, pursuant to an existing Residual Forward Sale Facility.

         "We are pleased with the pricing we received on this securitization transaction and we continue to be encouraged by the support from the asset backed investors which we believe validates the improvements we have achieved in loan quality and volume," said A. Jay Meyerson, Chief Executive Officer. "This marks the second consecutive quarter where we were able to take advantage of the securitization market to sell our loans and, at the same time, improve our liquidity position through the sale for cash of the residual interest and servicing rights."

         "While we sold our servicing rights in the two most recent securitization transactions, our long-term business plan calls for growing our servicing portfolio," said Meyerson. "We will continue to evaluate our opportunities to improve our liquidity position in the future; however, we remain committed to growing our servicing platform as it has historically provided the Company with a stable, significant and recurring revenue source."

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         The Company also announced that it renewed a $200.0 million committed repurchase facility which would have expired in October. The Company has current borrowing capacity under committed revolving warehouse and repurchase facilities of $680.0 million (excluding a non-revolving subline).

         Meyerson added, "Following the profitable September 30, 2000 quarter, our first profitable quarter in a year, the transactions we are announcing today show what I believe to be positive events for the Company as we are achieving our turnaround objective to improve the value and quality of our higher production levels while reducing our cost to originate. We are all very confident about our progress toward improving shareholder value."

         Aames Financial Corporation is a leading home equity lender, and at September 30, 2000 operated 97 retail Aames Home Loan offices and 5 wholesale loan centers nationwide.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000, Quarterly Report on Form 10-K for the quarter ended September 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.